Exhibit 99.1

William G. Quigley III To Join Dana as CFO

MAUMEE – February 21, 2012 – Dana Holding Corporation (NYSE: DAN) today announced that William G. Quigley III, formerly chief financial officer at Visteon Corp., is appointed executive vice president and chief financial officer, effective March 1, 2012. Current Executive Vice President and Chief Financial Officer James A. Yost will step down from his role as CFO at that time, and will leave the company May 12, 2012, when the term of his contract ends. Yost will support Quigley on the transition until his departure.

“Jim has been instrumental during the past four years as Dana has transitioned to a company with solid financial strength,” said Dana President and Chief Executive Officer Roger J. Wood. “We wish him the best in his future endeavors.”

Quigley has a long tenure as a finance executive in the automotive and industrial business sectors. As chief financial officer for Visteon, he was responsible for the automotive supplier’s global finance function.

“I am delighted that Bill is joining Dana,” Wood said. “He brings a wealth of experience and expertise to this important role. His tenure in the automotive and industrial sectors will serve Dana well as we drive for results through technology development and continued operating efficiencies.”

Quigley served as the executive vice president and chief financial officer of Visteon from 2007 to 2011. He was also instrumental in the company’s successful emergence from reorganization. Prior to this role, Quigley was vice president and corporate controller of Federal-Mogul Corporation. During his 10-year tenure there he held various positions of increasing responsibility in both finance and operations. Previously he worked at Nissan Research and Development and at Deloitte & Touche.

Quigley earned a Bachelor of Arts degree in accounting, with honor, from Michigan State University and is a CPA in the state of Michigan. He is a member of the American Institute of Certified Public Accountants.

About Dana Holding Corporation

Dana is a world-leading supplier of driveline, sealing, and thermal technologies that improve the efficiency and performance of passenger, commercial, and off-highway vehicles with both conventional and alternative-energy powertrains. The company’s global network of engineering, manufacturing, and distribution facilities provides original-equipment and aftermarket customers with local product and service support. Based in Maumee, Ohio, Dana employs approximately 24,500 people in 26 countries and reported 2011 sales of $7.6 billion. For more information, please visit: www.dana.com.

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